Exhibit 99.1
[The Hain Celestial Group, Inc. logo omitted]

Contacts:
Ira Lamel/Mary Anthes
The Hain Celestial Group, Inc.
631-730-2200

THE HAIN CELESTIAL GROUP ANNOUNCES STRONG
FIRST QUARTER FISCAL YEAR 2011 RESULTS

Net Sales of $258 Million Increased 12%

Operating Free Cash Flow Improved to $55.9 Million
for the 12 Months Ended September 30, 2010

GAAP Gross Profit Increased by 36 Basis Points

GAAP Earnings Increased to $0.21 Per Diluted Share
 Adjusted Earnings $0.25 Per Diluted Share Before Acquisition Related Charges

Reconfirms Fiscal Year Guidance of $1.24 to $1.31 Earnings Per Diluted Share

Melville, NY, November 4, 2010—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic products company providing consumers with A Healthy Way of Life™, today reported results for the first quarter ended September 30, 2010.  Net sales for the first quarter totaled $258.0 million versus $230.5 million in the prior year first quarter reflecting strong results from the Company’s North American operations.  The Company reported GAAP earnings of $0.21 per diluted share on net income of $9.1 million as compared to the prior year first quarter earnings of $0.20 per diluted share on net income of $8.1 million.  The earnings improvement came from the strength of profit contributions from the Company’s United States, Canadian and Continental European operations. The first quarter results are after the Company absorbed expenses of $2.3 million, or $0.04 per diluted share, for acquisition related expenses.  Before these acquisition related charges, adjusted earnings were $0.25 per diluted share on adjusted net income of $10.8 million.1

“Building on the improved consumption trends the Company experienced earlier in the calendar year, we started off fiscal year 2011 with strong first quarter sales and earnings.  Even with a tough economy, consumers are committed to eating healthy foods and maintaining healthy lifestyles.  Our established operations gained momentum across most major categories along with sales from our recent strategic acquisitions, which achieved incremental sales growth over their pre-acquisition results. We’re excited that these gains were made across various classes of trade,” said Irwin D. Simon, President and Chief Executive Officer.

1 See Non-GAAP Financial Measures and related Reconciliation of GAAP Results to Non-GAAP Presentation.

Gross profit in this year’s first quarter improved by 36 basis points to 27.2% of sales compared to 26.8% in the prior year first quarter.  On an adjusted basis, gross profit in this year’s first quarter was 27.3%, an improvement of 52 basis points over the prior year first quarter gross profit.1  The improved profit resulted from the mix of product sales, including the sales of higher margin products from recently acquired businesses in the United States, which together with cost savings, more than offset input cost increases.

Selling, general and administrative expenses were 19.4% as a percentage of net sales in this year’s first quarter compared to 18.5% in the prior year first quarter.  This increase as a percentage of net sales resulted from higher amortization expenses related to recent acquisitions and a higher level of selling expenses employed by the acquired businesses where product demonstrations and store level sampling are integral parts of the consumer experience.

“Our solid foundation of core natural and organic brands, strengthened by the recent acquisitions of The Greek Gods®, Sensible Portions® and Churchill’s brands, has brought us new product platforms and channel expansion capabilities.  As stated when we reported our fiscal year-end results in August, we expect to see momentum increase resulting in stronger year-over-year results as we move through fiscal year 2011 both from our existing brands and our recent acquisitions,” concluded Irwin Simon.

Operating free cash flow for the 12-month period ended September 30, 2010 improved to $55.9 million, an increase of $25.5 million from a year ago. The Company had working capital of $179.9 million at September 30, 2010 with a current ratio of 2.1.  Debt was $257.7 million, or 32.8% of equity of $786.4 million at September 30, 2010.

Fiscal Year 2011 Guidance
The Company reconfirmed its fiscal year 2011 guidance at $1.24 to $1.31 of earnings per diluted share.  The guidance excludes transaction costs and integration expenses from recent acquisitions that may be incurred during the Company’s fiscal year 2011.  When the Company reports its financial results each quarter, these items will be identified.

Webcast and Upcoming Events
Hain Celestial will host a conference call and webcast at 8:30 AM Eastern Time today to review its first quarter fiscal year 2011 results. The conference call will be webcast and available under the Investor Relations section of the Company’s website at www.hain-celestial.com.

The Hain Celestial Group, Inc.
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic products company in North America and Europe. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Earth’s Best®, Terra®, Garden of Eatin’®, Sensible Portions®, Health Valley®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Gluten Free Café™, Hain Pure Foods®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Almond Dream®, Rice Dream®, Soy Dream®, WestSoy®, The Greek Gods®, Ethnic Gourmet®, Yves Veggie Cuisine®, Granose®, Realeat®, Linda McCartney®, Daily Bread™, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene®, Earth’s Best TenderCare® and Martha Stewart Clean™.  Hain Celestial has been providing “A Healthy Way of Life™” since 1993.  For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements under Rule 3b-6 of the Securities Exchange Act of 1934, as amended.  Words such as “expect,” “expected,” “anticipate,” “estimate,” “believe,” “may,” “potential,” “can,” “position,” “positioned,” “should,” “plan,” “continue,” “future,” “look forward” and similar expressions, or the negative of those expressions, may identify forward-looking statements.  These forward-looking statements include (i) our statements regarding our guidance for net sales and earnings per diluted share in fiscal year 2011; and (ii) our expectations for our business for the 2011 fiscal year.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to our ability to achieve our guidance for net sales and earnings per diluted share in fiscal year 2011 given the environment in the U.S. and other markets in which we sell products as well as economic and business conditions generally and their effect on our customers and consumers’ product preferences, and our business, financial condition and results of operations; changes in estimates or judgments related to our impairment analysis of goodwill and other intangible assets; our ability to implement our business and acquisition strategy, including our strategy for improving results in Europe; Hain Pure Protein Corporation’s (“HPP”) ability to implement its business strategy; our ability to realize sustainable growth generally and from investments in core brands, offering new products and our focus on cost containment, productivity, cash flow and margin enhancement in particular; our ability to effectively integrate our acquisitions; our ability to successfully execute our joint ventures; competition; the success and cost of introducing new products as well as our ability to increase prices on existing products; the availability and retention of key personnel; our reliance on third party distributors, manufacturers and suppliers; our ability to maintain existing contracts and secure and integrate new customers; our ability to respond to changes and trends in customer  and consumer demand, preferences and consumption; international sales and operations; changes in fuel and commodity costs; the effects on our results of operations from adverse impacts of foreign exchange; changes in, or the failure to comply with, government regulations; and other risks detailed from time-to-time in the Company’s reports filed with the SEC, including the annual report on Form 10-K for the fiscal year ended June 30, 2010.  As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements.

Non-GAAP Financial Measures
Management believes that the non-GAAP financial measures presented provide useful additional information to investors about current trends in the Company’s operations and are useful for period-over-period comparisons of operations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should be read only in connection with the Company’s condensed consolidated statements of earnings presented in accordance with GAAP.

Operating Free Cash Flow is a non-GAAP financial measure.  The Company defines Operating Free Cash Flow as cash provided from or used in operating activities less capital expenditures.  For the 12-month period ended September 30, 2010, cash provided by operating activities was $67.1 million and capital expenditures were $11.2 million for a net total of $55.9 million.  For the 12-month period ended September 30, 2009, cash provided by operating activities was $42.7 million and capital expenditures were $12.3 million for a net total of $30.4 million.

This press release and the accompanying tables also include non-GAAP financial measures which are referred to as “adjusted”. The reconciliations of these non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables Consolidated Statements of Operations with Adjustments for the three months ended September 30, 2010 and 2009. These non-GAAP financial measures exclude the items listed at the bottom of the tables.

THE HAIN CELESTIAL GROUP, INC.
Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2010	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,948	$17,266
Trade receivables, net	131,489	114,215
Inventories	169,817	157,012
Deferred income taxes	10,749	10,738
Other current assets	16,927	14,586
Total current assets	349,930	313,817

Property, plant and equipment, net	106,709	106,985
Goodwill, net	551,326	516,455
Trademarks and other intangible assets, net	207,833	198,129
Investments in and advances to affiliates	45,891	46,041
Other assets	19,195	16,660
Total assets	$1,280,884	$1,198,087

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$161,818	$129,282
Income taxes payable	8,202	9,530
Current portion of long-term debt	37	38
Total current liabilities	170,057	138,850

Deferred income taxes	39,812	38,283
Other noncurrent liabilities	26,879	30,227
Long-term debt, less current portion	257,694	225,004
Total liabilities	494,442	432,364

Stockholders' equity:
Common stock	439	437
Additional paid-in capital	555,657	548,782
Retained earnings	249,999	240,904
Treasury stock	(17,566)	(17,529)
Accumulated other comprehensive income	(2,087)	(6,871)
Total stockholders' equity	786,442	765,723

Total liabilities and stockholders' equity	$1,280,884	$1,198,087

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2010	2009
	(Unaudited)

Net sales	$257,961	$230,484
Cost of sales	187,859	168,676
Gross profit	70,102	61,808

Selling, general and administrative expenses	50,146	42,564
Acquisition related expenses including integration and restructuring charges	1,413	1,779

Operating income	18,543	17,465

Interest expense and other expenses	2,457	3,042
Income before income taxes and equity in earnings of equity-method investees	16,086	14,423
Income tax provision	7,164	5,337
After-tax (income) loss of equity-method investees	(173)	996

Net income	$9,095	$8,090

Basic net income per share	$0.21	$0.20

Diluted net income per share	$0.21	$0.20

Weighted average common shares outstanding:
Basic	42,823	40,701
Diluted	43,918	41,159

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations With Adjustments
Reconciliation of GAAP Results to Non-GAAP Presentation
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2010 GAAP	Adjustments	2010 Adjusted	2009 Adjusted (Note)
	(Unaudited)
Net sales	$257,961		$257,961	$230,484
Cost of Sales	187,859	$(425)	187,434	168,676
Gross profit	70,102	425	70,527	61,808

Selling, general and administrative expenses	50,146		50,146	42,564
Acquisition related expenses including integration and restructuring charges	1,413	(1,413)	-	-

Operating income	18,543	1,838	20,381	19,244

Interest and other expenses, net	2,457	(424)	2,033	3,042
Income before income taxes and equity in earnings of equity-method investees	16,086	2,262	18,348	16,202
Income tax provision	7,164	560	7,724	6,617
After-tax (income) loss of equity-method investees	(173)		(173)	574
Net income	$9,095	$1,702	$10,797	$9,011

Basic net income per share	$0.21	$0.04	$0.25	$0.22

Diluted net income per share	$0.21	$0.04	$0.25	$0.22

Weighted average common shares outstanding:
Basic	42,823		42,823	40,701
Diluted	43,918		43,918	41,159

	FY 2011		FY 2010 (Note)
	Impact on Income Before Income Taxes	Impact on Income Tax Provision	Impact on Income Before Income Taxes	Impact on Income Tax Provision
	(Unaudited)
Acquisition related integration costs	$425	-

Cost of sales	425	-	-	-

Acquisition related expenses	1,212	$411

Severance and other reorganization costs	201	-	$1,779

Acquisition related expenses and restructuring charges	1,413	411	1,779	-

Accretion on acquisition related contingent consideration	424	149

Interest and other expenses, net	424	149	-	-

Net loss from HPP discontinued operation	-	-	422	-

Equity in net (income) loss of HPP	-	-	422	-

Valuation allowance recorded on UK deferred tax assets				$1,280

Total adjustments	$2,262	$560	$2,201	$1,280

Note:	The fiscal year 2010 non-GAAP presentation reflects (i) the cessation
	in the third quarter of recording tax benefits for the United Kingdom
	losses as applied to the prior two quarters and (ii) the treatment by
	HPP of Kosher Valley as a discontinued operation beginning in the
	fourth quarter as applied to the first three quarters.